Exhibit 2.6

Execution Version

GRIFOLS, S.A.

€1,000,000,000 3.200% Senior Notes due 2025

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 6, 2021

to

Indenture

Dated as of April 26, 2017

BNY Mellon Corporate Trustee Services Limited, as Trustee

The Bank of New York Mellon SA/NV, Luxembourg Branch, as Registrar

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated as of August 6, 2021, among Grifols, S.A. (the “Issuer”), each of the undersigned guarantors (the “Guarantors”) party hereto, BNY Mellon Corporate Trustee Services Limited, as trustee (the “Trustee”) and The Bank of New York Mellon SA/NV, Luxembourg Branch, as Registrar (the “Registrar”) under the Indenture (as defined below).

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee have heretofore executed an indenture, dated April 26, 2017 providing for the initial issuance of €1,000,000,000 aggregate principal amount of 3.200% Senior Notes due 2025 (the “Notes”) on the terms and subject to the conditions set forth therein (as amended or supplemented from time to time, the “Indenture”);

WHEREAS, in accordance with Section 9.02 of the Indenture, the Issuer has solicited the consent of the Holders of the Notes to certain amendments to the Indenture pursuant to that certain Consent Solicitation Statement dated July 30, 2021 (the “Consent Solicitation”);

WHEREAS, upon the request from the Trustee, in accordance with Section 9.01 of the Indenture, the Issuer and the Trustee have agreed to certain amendments to the Indenture;

WHEREAS, all requirements necessary to make this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, including delivery by the Issuer to the Trustee of a Board of Directors’ resolution approving the First Supplemental Indenture, including the amendments, as required by the Indenture, have been done and performed and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects; and

WHEREAS, the Issuer represents and warrants that it has, pursuant to Article 9.02 of the Indenture, received the requisite consents from the holders of at least a majority of the aggregate principal amount of the outstanding Notes to the amendments to the Indenture set forth in this First Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree as follows:

Section 1.	Interpretation.

For all purposes of this First Supplemental Indenture:

(a)Capitalized terms used herein without definition shall have the meanings specified in the

Indenture; and

(b)The terms “hereof,” “herein,” “hereto,” “hereunder’’ and “herewith” refer to this First Supplemental Indenture.

Section 2.	Operativeness of this First Supplemental Indenture.

(a)This First Supplemental Indenture shall be effective upon (i) receipt by the Trustee of duly executed counterparts of this First Supplemental Indenture that bear the signatures of the Issuer, the Guarantors, the Trustee and the Registrar, and (ii) receipt by the Trustee of such Officer’s Certificates and

Opinions of Counsel as may be required by the Trustee in accordance with the provisions of the Indenture in connection with the execution of indenture supplements.

(b)The amendments set forth in Section 3 hereof shall become operative upon satisfaction (or waiver) of the conditions set forth in Section 7 below, and shall become operative in respect of the Notes, and the terms of the Indenture and each Global Note shall be amended, supplemented, modified or deleted as provided for in Section 3 below.

(c)The amendments set forth in Section 4 hereof shall become operative upon satisfaction (or waiver) of the conditions set forth in Section 8 below, and shall become operative in respect of the Notes, and the terms of the Indenture and each Global Note shall be amended, supplemented, modified or deleted as provided for in Section 4 below.

(d)The amendments set forth in Section 9 hereof shall become operative upon the effectiveness of this First Supplemental Indenture, and shall become operative in respect of the Notes, and the terms of the Indenture and each Global Note shall be amended, supplemented, modified or deleted as of such date.

(e)If the Trustee receives written notice from the Issuer that the Biomat Transactions shall not take place prior to March 15, 2022 in accordance with the terms of the Consent Solicitation, other than Section 3, Section 5(d) and Section 9, the terms of this First Supplemental Indenture shall terminate immediately without amendments contained herein becoming or remaining operative, as applicable, and without the need for further action hereunder.

Section 3.	Internal Reorganizational Amendments.

Pursuant to Section 9.02 of the Indenture and subject to Section 2 hereof, the Indenture (together with the exhibits and schedules thereto) shall be hereby amended as follows (the “Internal Reorganization Amendments”):

(a)The following defined terms shall be inserted in the appropriate alphabetical order in Section 1.01 of the Indenture:

““Biomat” means Biomat USA, Inc., a Delaware corporation.”

““Biomat Class B Equity Governing Documents” means the Certificate of Incorporation of Biomat, the bylaws of Biomat, the Certificate of Incorporation of Biomat Newco, the bylaws of Biomat Newco and each share certificate representing the shares of the Biomat Class B Equity Interests.”

““Biomat Class B Equity Interests” means the Class B Common Stock issued by each of Biomat and Biomat Newco on the Biomat Transactions Consummation Date.”

““Biomat Holdco” means Biomat Holdco Corp., a Delaware corporation, which will, after giving effect to the Biomat Intercompany Reorganization, own 100% of the Equity Interests in Biomat Newco.”

““Biomat Internal Reorganization” means the taking of the following corporate actions by the Issuer and its Subsidiaries prior to the issuance of the Biomat Class B Equity Interests, (A) the assumption by Biomat of certain intercompany debt in the aggregate principal amount of up to $521,000,000 owed by GSSNA to GWWO, (B) the transfer of 100% of the Class B shares in Biomat outstanding as of the Internal Reorganization Amendments Operative Date from GSSNA to Biomat Newco (C) the transfer of the Equity Interests of Biomat Newco from GSSNA to Biomat Holdco, and (D) the assumption by Biomat Newco of certain intercompany debt in the aggregate principal amount of up to $469,000,000 owed by GSSNA to GWWO, provided that such intercompany indebtedness assumed pursuant to items (A) and (D) above shall be repaid by each of Biomat and Biomat Newco with the proceeds of the issuance of the Biomat Class B Equity Interests.”

““Biomat Newco” means Biomat Newco Corp., a Delaware corporation which will, after giving effect to the Biomat Internal Reorganization, own 100% of the Class B shares in Biomat, which are held by GSSNA immediately prior to the Biomat Internal Reorganization.”

““Biomat Transactions” means (a) the consummation of the Biomat Internal Reorganization, which may occur on or at any time prior to the Biomat Transactions Consummation Date, (b) the transfer of 100% of the outstanding Series A (Common) Stock of Biomat from Instituto Grifols to Biomat Newco, (c) the issuance of the Biomat Class B Equity Interests, (d) the release of the Guaranty of each of  Biomat and Talecris, and (e) the performance by the Issuer and its Restricted Subsidiaries of their obligations in connection with the above transactions.”

““Biomat Transactions Consummation Date” means the date of satisfaction (or waiver) of the conditions precedent referred to in Section 8 of the First Indenture Supplement.” ““First Supplemental Indenture” means the First Supplemental Indenture dated as of August 6, 2021 between the Issuer, the Guarantors parties thereto, the Trustee and the Registrar.”

““GSSNA” means Grifols Shared Services North America, Inc., a Virginia corporation, an indirect wholly owned Subsidiary of the Issuer.” ““GWWO” means Grifols Worldwide Operations USA, Inc., a Delaware corporation, an indirect wholly owned Subsidiary of the Issuer.”

““Instituto Grifols” means Instituto Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain, an indirect wholly owned Subsidiary of the Issuer.”

““Internal Reorganization Amendments Operative Date” means the date of satisfaction (or waiver) of the conditions precedent referred to in Section 7 of the First Supplemental Indenture.”

““Secured Indenture” means the Indenture dated November 15, 2019, by and among the Company, BNY Mellon Corporate Trustee Services Limited, as Trustee, The Bank of New York Mellon, London Branch, as Notes Collateral Agent, The Bank of New York Mellon SA/NV, Luxembourg Branch, as Registrar, as amended from time to time.”

““Secured Notes” means the Issuer’s €905,000,000 aggregate principal amount of 1.625% Senior Secured Notes due 2025 and the €770,000,000 2.250% Senior Secured Notes Due 2027.”

““Talecris” means Talecris Plasma Resources, Inc., a Delaware corporation.”

(b)Section 4.23 is hereby added:

4.23

Biomat Internal Reorganization. The Issuer shall be permitted to undertake the Biomat Internal Reorganization at any time on or prior to the Biomat Transactions Consummation Date provided, that (a) the Issuer and Guarantors acknowledge that (i) the Biomat Share Transfer is being made subject to the existing Lien on such shares pursuant to the terms of the Secured Indenture (the “Existing Biomat Share Lien”), (ii) Biomat Newco has notice of the Existing Biomat Share Lien and therefore is not a “protected purchaser” of the Biomat Share Transfer within the meaning of Section 8-303 of the UCC, and (iii) the Existing Biomat Share Lien shall remain in effect notwithstanding the Biomat Share Transfer.

(c)The definition of “Permitted Investments” in Section 1.01 of the Indenture is hereby amended by (i) removing the word “and” from the end of clause (23), (ii) replacing the “.” with “; and” immediately following clause (24) and (iii) adding the following clause immediately after clause (24):

“(25) Investments in the Issuer or a Restricted Subsidiary to consummate the Biomat Internal Reorganization at any time prior to the Biomat Transactions Consummation Date.”

Section 4.	Biomat Transaction Amendments.

Pursuant to Section 9.02 of the Indenture and subject to Section 2 hereof, the Indenture (together with the exhibits and schedules thereto) shall be hereby amended as follows (the “Biomat Transactions Amendments”):

(a)      The definition of “Assets Sale” in Section 1.01 of the Indenture is hereby amended by (i) removing the word “and” from the end of clause (16), (ii) replacing the “.” with “; and” immediately following clause (17) and (iii) adding the following clause immediately after clause (17):

(18) any sale or other disposition of the Equity Interests of Biomat, Biomat Newco and Biomat Holdco made in order to consummate the Biomat Internal Reorganization and any assumption of intercompany debt in connection therewith and on or after the Biomat Transactions Consummation Date, any sale or other disposition of the Biomat Class B Equity Interests, the Net Cash Proceeds of such transactions (determined as if such transaction were an Asset Sale) shall be used to (w) first repay outstanding revolving loans under the Credit Agreement and Guarantee Agreement dated as of November 15, 2019 (as amended, modified, supplemented from time to time) (the “Credit and Guarantee Agreement”) up to an amount not to exceed $600,000,000, (x) second, the remainder of the Net Cash Proceeds, on a pro rata basis, (i) repay outstanding term loans under the Credit and Guarantee Agreement and (ii) repurchase, retire or redeem Secured Notes through open market purchases at a purchase price greater than or equal to 100% of the principal amount thereof or by making an offer in accordance with the procedures for an Asset Sale Offer (as defined in the Secured Indenture) set forth in the Secured Indenture, (y) third, to the extent any Net Cash Proceeds are remaining, to make an offer to prepay outstanding term loans under the Credit and Guarantee Agreement, (z) fourth, to the extent any Net Cash Proceed are remaining, and otherwise in compliance with the Debt Prepayment Provisions of Section 4.12(c) of the Secured Indenture.”

(b)      Section 4.07 of the Indenture is hereby amended by adding the following at the end thereof:

“Notwithstanding anything herein to the contrary, this Section 4.07 shall not apply to any amendment, restatement, supplement, waiver or other modification of the Class B Equity Governing Documents solely in connection with the Biomat Transactions; provided, that the Issuer and its Subsidiaries shall not agree to any material amendment, restatement, supplement or other modification to or waiver of any of Class B Equity Governing Documents which would be materially adverse to the Noteholders.”

(c)      Section 4.09(b) of the Indenture is hereby amended by (i) removing the word “and” from the end of clause (xx), (ii) replacing the “.” with “; and” immediately following clause (xxi) and (iii) adding the following clause immediately after clause (xxi):

“(xxii)  the Biomat Class B Equity Interests issued on the Biomat Transaction Consummation Date, to the extent they may be accounted for as Indebtedness  or Disqualified Stock in accordance with IFRS (or GAAP to the extent required by applicable law).”

(d)      Section 4.09(c) of the Indenture is hereby amended by replacing the reference to clause “(xxi)” with “(xxii)”.

(e)      Section 4.10(e) of the Indenture is hereby amended by (i) removing the word “and” from the end of clause (12), (ii) replacing the “.” with “;” immediately following clause (13) and (iii) adding the following clauses immediately after clause (14):

“(15) Biomat and Biomat Newco may make regularly scheduled dividend payments to the holders of the Biomat Class B Equity Interests issued on the Biomat Transaction Consummation Date in accordance with the terms of the Biomat Class B Equity Governing Documents; and

(16) Biomat Newco and Biomat Holdco may redeem, retire or make a similar payment to purchase or otherwise acquire the Biomat Class B Equity Interests issued on the Biomat Transaction Consummation Date in accordance with the terms of the Biomat Class B Equity Governing Documents.”

(f)      Section 4.13 of the Indenture is hereby amended by (i) removing the word “and” from the end of clause (xv), (ii) replacing the “.” with “; and” immediately following clause (xvi) and (iii) adding the following clause immediately after clause (xvi):

“(xvii) on or after the Biomat Transactions Consummation Date, agreements entered into in respect of and in connection with the Biomat Class B Equity Interests.”

Section 5.	Additional Guarantees.

From and after the Internal Reorganization Amendments Operative Date, in the event the Biomat Transactions Consummation Date does not occur by March 15, 2022 the Issuer shall cause each of Biomat Holdco and Biomat Newco to, no later than April 15, 2022, become Guarantors under the Indenture.

Section 6.	Guarantor Release.

In accordance with Section 9.02 of the Indenture, from and after the Biomat Transactions Consummation Date and concurrently with the consummation of all of the other Biomat Transactions, upon satisfaction (or waiver) of the conditions set forth in Section 7 and 8 hereto, each of Biomat and Talecris is hereby released from its respective obligations under the Guaranty and is no longer a Guarantor notwithstanding that it may be a Significant Subsidiary; provided, that after giving effect to the Biomat Transactions, each of Biomat and Talecris remains a Restricted Subsidiary unless later designated as an Unrestricted Subsidiary in accordance with the terms of the Indenture.  The parties hereto acknowledge and agree that each of Biomat Holdco and Biomat Newco has heretofore not been a Guarantor and after giving effect to the Biomat Transactions neither Biomat Holdco nor Biomat Newco shall be Guarantors notwithstanding that any of them may be a Significant Subsidiary; provided, that after giving effect to the Biomat Transactions, each of Biomat Holdco and Biomat Newco is a Restricted Subsidiary unless later designated as an Unrestricted Subsidiary in accordance with the terms of the Indenture.

Section 7.	Conditions Precedent to the Internal Reorganization Amendments Operative Date.

The operativeness of the Internal Reorganization Amendments and the Issuer’s ability to consummate the Biomat Internal Reorganization shall be subject to the following conditions precedent (the date on which such conditions have been satisfied (or waived) is referred to herein as the “Internal Reorganization Amendments Operative Date”).

(a)Certificates. The Trustee shall have received:

(i)an Officer’s Certificate from the Issuer dated the Internal Reorganization Amendments Operative Date certifying (x) that lenders and Noteholders under each of the Credit and Guarantee Agreement, the EIB Facility, and the Secured Notes shall have delivered sufficient consents, to the extent necessary to permit (A) the Biomat Intercompany Reorganization, (B) the consummation of the Biomat Transactions and the performance by the Issuer and its Restricted Subsidiaries under the Biomat Transactions, (C) the release of each of Biomat and Talecris from its guaranty obligations thereunder and (D) the release of any liens on (1) the equity of Biomat and Talecris and (2) the assets of Biomat and Talecris, that secure the obligations thereunder or any guaranty thereof, in each case, to the extent permitted under the Indenture, and (y) insofar as the Issuer is aware, the absence of any laws, regulations, injunctions or actions or other proceedings, pending or threatened, which, in the case of any action or proceeding if adversely determined, would make unlawful or invalid or enjoin the implementation of the Amendments or the Biomat Transactions or the payment of any consent payment to be paid to consenting Noteholders under the Consent Solicitation; and

(ii)a certificate from Lucid Issuer Services Limited certifying that, pursuant to the Consent Solicitation, a majority in aggregate principal amount of the Notes and a majority in aggregate principal amount of the Secured Notes (voting as a single class), each approved the Amendments, to the extent applicable, and the Biomat Transactions.

(b)Expenses and Consent Payments. The Trustee shall have received payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, legal fees of the Trustee incurred in connection with this First Supplemental Indenture or otherwise required to be paid under the Indenture) and the Issuer shall have paid all consent fees as described in the Consent Solicitation Statement dated July 30, 2021.

(c)Default. No Default or Event of Default shall have occurred and be continuing on the Internal Reorganization Amendments Operative Date.

(d)Other Indebtedness. No default or event of default under the Credit and Guarantee Agreement, the EIB Facility, the Secured Notes or any other material indebtedness of the Issuer or any of its subsidiaries shall have occurred and be continuing on the Internal Reorganization Amendments Operative Date; and no default or event of default under the Credit Agreement, the EIB Facility, the Secured Notes or any other material indebtedness of the Issuer and its subsidiaries would reasonably be expected to result from the consummation of the Biomat Internal Reorganization.

Section 8.	Conditions Precedent to the Biomat Transactions Consummation Date.

The Issuer’s ability to consummate the Biomat Transactions (other than, for the avoidance of doubt, the Biomat Intercompany Reorganization) shall be subject to the following conditions precedent (the date on which such conditions have been satisfied (or waived) is referred to herein as the “Biomat Transactions Consummation Date”).

(a)Certificate.  The Trustee shall have received a certificate signed by an Authorized Officer of the Issuer, dated as of the Biomat Transactions Consummation Date, certifying that each of the conditions precedent specified in clauses (b), (c), (d) and (e) of this Section 8 have been satisfied, that the Biomat Internal Reorganization shall have occurred and all conditions precedent to Section 7 hereof have been satisfied.

(b)Default. No Default or Event of Default shall have occurred and be continuing on the Biomat Transactions Consummation Date.

(c)Other Indebtedness.

(i)

No default or event of default under the Credit and Guarantee Agreement, the EIB Facility, the Secured Notes or any other material indebtedness of the Issuer or any of its subsidiaries shall have occurred and be continuing on the Biomat Transaction Consummation Date; and no default or event of default under the Credit and Guarantee Agreement, the EIB Facility, the Secured Notes, or any other material indebtedness of the Issuer and its subsidiaries would reasonably be expected to result from the consummation of the Biomat Transaction.

(ii)

The terms of the Credit and Guarantee Agreement, the EIB Facility and the Secured Notes then in effect (i) permit the consummation of the Biomat Transactions and the performance by the Issuer and its Restricted Subsidiaries under the Biomat Transactions, (ii) Biomat and Talecris have been released from their guaranty obligations thereunder, and (iii) any liens on (A) the equity of Biomat and Talecris and (B) the assets of Biomat and Talecris, that secure the obligations thereunder or any guaranty thereof, in each case, have been released.

(d)Class B Equity Governing Documents. (i) Each of the Class B Equity Governing Documents shall be reasonably acceptable to the Administrative Agent of the Credit and Guarantee Agreement and (ii) the Biomat Class B Equity Interests have been appropriately authorized and issued on terms reasonably satisfactory to the Administrative Agent of the Credit and Guarantee Agreement.

(e)Expenses. The Trustee shall have received payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, legal fees of the Trustee incurred in connection with this First Supplemental Indenture or otherwise required to be paid under the Indenture to the extent invoiced to the Issuer no later than three Business Days prior to the Biomat Transactions Date Consummation).

(f)Outside Date. The Biomat Transactions Consummation Date shall have occurred no later than March 15, 2022.

(g)Use of Proceeds. The Trustee shall have received notice from the Company of the concurrent prepayment of the Company’s revolving indebtedness and term loans pursuant to Section 4(a) hereof and has received all required documentation to conduct an Asset Sale Offer to the Holders of the Secured Notes.

Section 9.	Amendments without the consent of the Holders.

Pursuant to Section 9.01 of the Indenture and subject to Section 2 hereof, the Indenture (together with the exhibits and schedules thereto) shall be hereby amended as follows:

(a)An additional Section 4.23 is hereby inserted in the Indenture as follows:

“Section 4.23 Sanctions.

The Issuer covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers are the target or subject of any sanctions enforced by the U.S. Government, (including, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively “Sanctions”).

The Issuer covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers will use any part of the proceeds received in connection with the Indenture or any other of the transaction documents (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person.”

(b)Section 12.01 of the Indenture is hereby amended by adding an additional paragraph at the end thereof as follows:

“The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using electronic means; provided, however, that the Issuer shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer whenever a person is to be added or deleted from the listing.  If the Issuer elects to give the Trustee Instructions using electronic means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling.  The Issuer understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer.  The Issuer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Issuer and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction.  The Issuer agrees: (i) to assume all risks arising out of the use of electronic means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.”

(c)Section 12.10 of the Indenture is hereby amended by adding the following at the end thereof:

“The Indenture, any Supplemental Indenture and any Note may be executed, (and in the case of a Note, authenticated) by a manual, facsimile or electronic signature, provided that any such electronic signature is a true representation of  the signer’s actual signature.”

Section 10. Reaffirmation.

On each of the Internal Reorganization Amendments Operative Date and the Biomat Transactions Consummation Date, each Guarantor (a) other than Biomat and Talecris in respect of the Biomat Transactions Consummation Date, reaffirms its Guarantee of the Notes and the Issuer’s obligations pursuant to the Indenture as amended hereby, (b) hereby acknowledges that it has reviewed the terms and provisions of this First Supplemental Indenture and consents to the amendment of the Indenture effected pursuant to this First Supplemental Indenture, and (c) hereby confirms that the Indenture will continue to be in full force and effect as amended by this First Supplemental Indenture and all of its obligations thereunder shall not be impaired or limited by the execution or effectiveness of this First Supplemental Indenture.  The execution, delivery and performance of this First Supplemental Indenture shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Trustee or any Noteholder under, the Indenture.

Section 11. Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT

THAT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 12. Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts (including by manual, facsimile or electronic signature, provided that any such electronic signature shall be a true representation of the signer’s actual signature), each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page by facsimile shall be as effective as delivery of a manually executed counterpart thereof.

Section 13.   Effect of Headings.

The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 14.    Trustee and Registrar Make No Representation; Compensation and Indemnity.

The recitals herein shall be taken as the statements of the Issuer and neither the Trustee nor the Registrar assumes any responsibility for their correctness.  Neither the Trustee nor the Registrar makes any representation as to the validity or sufficiency of this First Supplemental Indenture, except with respect to its signature herein.  The provisions of Section 7.07 (Compensation and Indemnity) of the Indenture are incorporated by reference to this First Indenture Supplement.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, as of the date and year first above written.

ISSUER

GRIFOLS, S.A.

By:	/s/ Alfredo Arroyo
Name: Mr. Alfredo Arroyo
Title: Authorized Signatory

GUARANTORS

GRIFOLS WORLDWIDE
OPERATIONS LIMITED

By:	/s/ Alfredo Arroyo
Name: Mr. Alfredo Arroyo
Title: Authorized Signatory

BIOMAT USA INC.

By:	/s/ Alfredo Arroyo
Name: Mr. Alfredo Arroyo
Title: Authorized Signatory

INSTITUTO GRIFOLS, S.A.

By:	/s/ Alfredo Arroyo
Name: Mr. Alfredo Arroyo
Title: Authorized Signatory

GRIFOLS BIOLOGICALS LLC

By:	/s/ Alfredo Arroyo
Name: Mr. Alfredo Arroyo
Title: Authorized Signatory

GRIFOLS USA, LLC

By:	/s/ Alfredo Arroyo
Name: Mr. Alfredo Arroyo
Title: Authorized Signatory

GRIFOLS THERAPEUTICS LLC

By:	/s/ Alfredo Arroyo
Name: Mr. Alfredo Arroyo
Title: Authorized Signatory

GRIFOLS WORLDWIDE
OPERATIONS USA, INC.

By:	/s/ Alfredo Arroyo
Name: Mr. Alfredo Arroyo
Title: Authorized Signatory

GRIFOLS SHARED SERVICES
NORTH AMERICA, INC.

By:	/s/ Alfredo Arroyo
Name: Mr. Alfredo Arroyo
Title: Authorized Signatory

GRIFOLS INTERNATIONAL, S.A.

By:	/s/ Alfredo Arroyo
Name: Mr. Alfredo Arroyo
Title: Authorized Signatory

TALECRIS PLASMA
RESOURCES, INC.

By:	/s/ Alfredo Arroyo
Name: Mr. Alfredo Arroyo
Title: Authorized Signatory

TRUSTEE

BNY MELLON CORPORATE TRUSTEE SERVICES
LIMITED, AS TRUSTEE

By:	/s/ Marco Thuo
Name:	Marco Thuo
Title:	Attorney-in Fact

[Signature Page of Supplemental Indenture]

REGISTRAR

THE BANK OF NEW YORK MELLON SA/NV,
LUXEMBOURG BRANCH, AS REGISTRAR

By:	/s/ Marco Thuo
Name: Marco Thuo
Title: Attorney-in-Fact

[Signature Page of Supplemental Indenture]